Exhibit 99.B(m)(3)(i)

October 31, 2008

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	Reduction in Fee Payable under the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Amended Schedule A of the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%.  Except as otherwise noted on Amended Schedule A, by this letter, we agree to waive that fee for the period October 31, 2008 through May 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Mutual Funds

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

AMENDED SCHEDULE A

Funds

ING BlackRock Global Science and Technology Portfolio

ING International Index Portfolio

ING Lehman Brothers U.S. Aggregate Bond Index Portfolio

ING Opportunistic LargeCap Value Portfolio

ING Russel Global Large Cap Index 85% Portfolio

ING Russell Large Cap Index Portfolio

ING Russell Mid Cap Index Portfolio

ING Russell Small Cap Index Portfolio

ING VP Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portfolio

ING VP Small Company Portfolio

ING WisdomTree High-Yielding Equity Index Portfolio